Exhibit (h)(8)(viii)

FORM OF AMENDMENT NO. XX

SECURITIES LENDING AGREEMENT

Amendment No. XX, dated as of __________, 2023 (“Amendment No. XX”), to the Securities Lending Agreement dated as of April 11, 2016 (“Agreement”), by and between JPMorgan Chase Bank, National Association (“J.P. Morgan”) and each Equitable investment company identified in Annex A hereto (“Lender”).

J.P. Morgan and Lender agree to modify and amend the Agreement as follows:

1.	New Portfolios.

Effective [November  , 2023], the following Portfolios are hereby added to the Agreement on the terms and conditions contained in the Agreement:

☐	EQ/Aggressive Allocation Portfolio
☐	EQ/Conservative Allocation Portfolio
☐	EQ/Conservative-Plus Allocation Portfolio
☐	EQ/Core Plus Bond Portfolio
☐	EQ/Moderate Allocation Portfolio
☐	EQ/Moderate-Plus Allocation Portfolio
☐	Target 2015 Allocation Portfolio
☐	Target 2025 Allocation Portfolio
☐	Target 2035 Allocation Portfolio
☐	Target 2045 Allocation Portfolio
☐	Target 2055 Allocation Portfolio

2.	Annex A. Annex A to the Agreement is deleted and replaced in its entirety by Annex A attached hereto.

3.

Schedule 4. Schedule 4 to the Agreement, setting forth the Limitations on Securities Available for Loan, Lending Accounts and Markets is deleted and replaced in its entirety by Schedule 4 attached hereto.

4.	Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. XX as of the date first above set forth.

EQ Advisors Trust 1290 Funds		JPMorgan Chase Bank, N.A.

On behalf of each of their series listed on Annex A

By:		By:
Name:	Brian Walsh	Name:
Title:	Chief Financial Officer	Title:
Date:		Date: